For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates, LLC: 713-529-6600
lelliott@DennardLascar.com / apearson@DennardLascar.com

GASTAR EXPLORATION LTD. REPORTS
FIRST QUARTER 2013 RESULTS
Production increased 36% from first quarter 2012 to 40.5 MMcfe per day
Revenues from production increased 96% to $20.9 million

HOUSTON, May 2, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) today reported financial and operating results for the three months ended March 31, 2013.
Net loss attributable to Gastar's common shareholders for the first quarter of 2013 was $4.6 million, or $0.07 per share. Excluding the impact of an unrealized hedging loss of $9.6 million and a litigation settlement expense of $1.0 million, adjusted net income attributable to common shareholders was $6.1 million, or $0.09 per diluted share. This compares to a net loss of $6.3 million, or $0.10 per share and an adjusted net loss of $3.5 million, or $0.06 per share, for the first quarter of 2012. (See the accompanying reconciliation of net income (loss) to net income (loss) excluding special items at the end of this news release.)
Net cash provided by operating activities before working capital changes, reduced for dividend expense and adjusted for other special items (adjusted cash flows from operations) for the first quarter of 2013 increased to $13.1 million, or $0.21 per share, compared to $2.9 million, or $0.05 per share, for the first quarter of 2012. (See the accompanying reconciliation of cash flows before working capital changes and as adjusted for special items to net income at the end of this news release.)
Natural gas, condensate and oil and natural gas liquids (NGLs) revenues increased 96% to $20.9 million in the first quarter of 2013, up from $10.7 million for the same period a year earlier. Revenues from liquids (condensate, oil and NGLs) represented approximately 46% of our total natural gas, condensate, oil and NGL's revenues for the first quarter of 2013 compared to 40% for the fourth quarter of 2012 and

35% for the first quarter of 2012. The increase in revenues was primarily the result of a 36% growth in production volumes and a 44% increase in average sales price per Mcfe, including the impact of realized hedging activities. Average daily production was 40.5 million cubic feet of natural gas equivalent (MMcfe) per day for the first quarter of 2013, compared to 29.4 MMcfe per day for the same period in 2012, which included 1.4 MMcfe per day related to Wyoming production sold May 3, 2012.
Higher production volumes were primarily driven by our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia and in the Hunton oil play in Oklahoma, partially offset by natural declines from our dry gas wells in East Texas.
Sequentially, average daily production decreased 5% in the first quarter of 2013 from fourth quarter 2012 production of 42.5 MMcfe per day as a result of continuing curtailment of our Marcellus production by the third-party mid-stream operator. Liquids production represented approximately 26% of total production volumes for the first quarter of 2013, compared to 24% for the fourth quarter of 2012 and 16% for the first quarter of 2012. First quarter 2013 production volumes were negatively impacted by six days of 100% system shut-in time during February 2013 along with continuing high line pressures throughout the quarter on the third-party-operated gathering system. We estimate that the gathering system issues reduced our average daily production by approximately 16.8 MMcfe per day, or 42% of our total production during the first quarter of 2013 and reduced total revenues by approximately $7.1 million, based on actual realized prices excluding hedge impact. In late March 2013, a second central receipt point and additional compression were added to the gathering system, reducing some of the high line pressure issues that impacted first quarter production.
The following table provides a summary of Gastar's production volumes and average commodity prices for the three month periods ended March 31, 2013 and 2012:

	For the Three Months Ended
	March 31,
	2013	2012

Production:
Natural gas (MMcf)	2,699	2,237
Condensate and oil (MBbl)	78	26
NGLs (MBbl)	80	47
Total production (MMcfe)	3,646	2,678

Total (Mmcfe/d)	40.5	29.4

Average sales price per unit:
Natural gas per Mcf, including impact of realized hedging	$4.16	$3.09
Natural gas per Mcf, excluding impact of realized hedging	$2.82	$1.96
Condensate and oil per Bbl, including impact of realized hedging	$78.66	$71.76
Condensate and oil per Bbl, excluding impact of realized hedging	$67.86	$74.74
NGLs per Bbl, including impact of realized hedging	$44.32	$39.76
NGLs per Bbl, excluding impact of realized hedging	$29.78	$39.80

Average sales price per Mcfe, including impact of realized hedging	$5.73	$3.99
Average sales price per Mcfe, excluding impact of realized hedging	$4.19	$3.08

We had hedges in place covering approximately 73% of natural gas, 36% of condensate and oil and 70% of NGLs production for the first quarter of 2013. We continue to maintain an active hedging program covering a portion of our estimated future production, which is reported in our periodic filings with the U.S. Securities and Exchange Commission.
Lease operating expense (LOE) was $1.8 million for the first quarter of 2013, compared to $2.4 million in the first quarter of 2012 and $1.4 million in the fourth quarter of 2012. The decrease in LOE compared to the prior-year period was primarily due to a $669,000 reduction in controllable LOE consisting of a $325,000 decrease resulting from the assignment of our Powder River Basin properties to the operator on May 3, 2012 and a $457,000 decrease in East Texas due to reduced activity, partially offset by increases in West Virginia and Oklahoma. LOE per Mcfe of production declined to $0.50 in the first quarter of 2013 from $0.90 in the first quarter of 2012 due to lower total LOE and higher production volumes. LOE was $0.36 per Mcfe in the fourth quarter of 2012. The increase in LOE compared to the fourth quarter of 2012 was primarily due to an increase in the number of producing operated wells in the Marcellus Shale.
Depreciation, depletion and amortization (DD&A) was $5.4 million in the first quarter, down from $5.7 million in the prior-year period. The decrease in DD&A expense was the result of a 30% decrease in the DD&A rate per Mcfe partially offset by a 36% increase in production. The DD&A rate for the first quarter of 2013 was $1.47 per Mcfe compared to $2.11 per Mcfe for the same period in 2012.
General and administrative expense was $3.0 million in the first quarter of 2013, compared to $3.2 million in the prior-year period and includes non-cash, stock-based compensation expense of $823,000 for the first quarter of 2013 and $892,000 for the same quarter in 2012.
J. Russell Porter, Gastar's President and CEO, stated, “Since the beginning of 2013, we have announced several important achievements that are rapidly transforming Gastar into a much stronger company with growing cash flow from expanding liquids production. Within the last two months we have announced very encouraging results from our second well in our Hunton Limestone play in Oklahoma and our intent to acquire 157,000 net additional acres near our current position in Oklahoma from Chesapeake Energy. As part of the Chesapeake transaction, we are settling all outstanding litigation between our two companies, and we have agreed to repurchase 6,781,768 shares of Gastar common stock held by Chesapeake for $9.8 million or $1.44 per share, which is a significant discount to the current trading price of our common stock.”
“We have also announced that we have agreed to divest our East Texas natural gas producing assets in order to redeploy capital to our liquids-rich and higher-return projects in the Marcellus Shale and Hunton Limestone. Once these transactions are completed and funding has been secured, we expect to have a large inventory of attractive, high-return, liquids-focused drilling opportunities.
“We are also pleased that after several delays, the third-party gathering system and pipeline operator in West Virginia has expanded its dehydration capacity, which should allow production from our operated Marcellus Shale assets to materially increase,” added Porter.
Operations Review and Update
Marcellus Shale
Net production from the Marcellus Shale area averaged 28.5 MMcfe per day in the first quarter of 2013, compared to 14.0 MMcfe per day for the first quarter of 2012 and 30.0 MMcfe per day in the fourth quarter of 2012. Our ultra-rich gas production, on average, yielded liquids of 29 barrels of condensate plus 30 barrels of NGLs per 1 MMcf of natural gas produced for the first quarter of 2013. Current quarter liquids yields per MMcf were negatively impacted by third-party-operated gathering system issues.
We brought on production 10 gross (5 net) additional operated wells during the first quarter of 2013, bringing the total number of wells on production to 48 gross (22.4 net) at March 31, 2013. We are currently completing 9 gross (4.5 net) wells on two pads that we expect to put on production during the second and third quarters of 2013.
To increase throughput capacity, in late March 2013 the third-party gathering system operator added a second central receipt point (CRP) at our Burch Ridge pad, bringing total dehydration capacity for our operated natural gas production to 140 MMcf per day. In mid-April 2013, compression was added at the Burch Ridge CRP to lower line pressures, which is expected to reduce current curtailment issues. The addition of the Burch Ridge CRP coupled with compression at the location has increased our current daily gross production. During the three months ended March 31, 2013, our average daily gross operated natural gas production was approximately 47 MMcf/d. For the month of April 2013, we averaged approximately 69 MMcf/d gross natural gas production.
Net capital expenditures for the first quarter of 2013 in the Marcellus Shale totaled $25.1 million. We expect to spend an additional $35.8 million in the Marcellus Shale for the remainder of 2013 for drilling, completion, infrastructure costs, lease acquisition and seismic costs.
Hunton Limestone Oil Play
Net production from the Hunton Limestone area averaged 0.9 MMcfe per day in the first quarter, of which 84% was crude oil.
Gastar and our operating partner have drilled and completed three horizontal wells to date. The second well, which utilized improved drilling and completion methods compared to the first well, produced at an average gross rate of 1,169 BOE per day for the 30 days ended April 30, 2013. The first well produced at an average gross rate of 58 BOE per day during the same period. Flow-back operations on the third well commenced on April 4, 2013, but have been impacted by problems with the gas lift system. The gas lift compressor was recently replaced, and the well is currently producing approximately 1,000 barrels of total fluids per day with a 5% to 8% oil cut. Total recovery to date has been approximately 12% of the 300,000 barrels of completion fluids used in the 21-stage frac job. We are encouraged by the high total fluid rate and expect the Mid-Con 3H well to produce at increasing oil cuts as more of the completion fluid is recovered. Gastar owns a 50% working interest and an approximate 39% net revenue interest in each of the first two wells and a 70.9% working interest and approximate 55.3% net revenue interest in the third well as a result of inclusion of non-consent interest.
Flow back operations have just commenced on a fourth horizontal well in the Mid-Continent play. Gastar will ultimately own a 50% working interest and an approximate 39% net revenue interest in the fourth well. Gastar's operating partner is temporarily pausing drilling activity in our initial area of mutual interest

(AMI) to observe results for the first four wells and plan future activities. We anticipate the drilling of four additional wells during the second half of 2013 on the existing AMI acreage.
As announced on April 1, 2013, Gastar has agreed to acquire an additional 157,000 net acres in Oklahoma from Chesapeake Energy. The acquisition is expected to close on or before June 7, 2013 with a property sale effective date of October 1, 2012. Currently, we plan to drill four wells on this new acreage targeting the Hunton Limestone in the second half of 2013, and we are seeking a joint venture partner to participate in the exploration and development of this acreage.
In the Mid-Continent, net capital expenditures in the first quarter of 2013 totaled $8.1 million and we expect to spend an additional $17.7 million during the remainder of the year on our existing Mid-Continent play. Assuming completion of the Chesapeake transaction, we plan to spend an additional $10.7 million in the new area. This amount assumes that we secure a joint venture partner and excludes the purchase price of the acquisition.

East Texas
In East Texas, first quarter net production from the Hilltop area averaged 11.0 MMcfe per day, compared to 14.1 MMcfe per day in the prior-year period and 12.4 MMcfe per day in the fourth quarter of 2012. The lower year-over-year volumes reflect natural declines in field production that were not offset by additional drilling or recompletion operations due to low natural gas prices. First quarter capital expenditures in East Texas were $1.8 million, primarily consisting of lease renewal cost.
On April 22, 2013, we announced that we have entered into a definitive agreement to sell our East Texas assets for $46.0 million, subject to customary closing adjustments. The transaction is expected to close on or before June 5, 2013, with a property sale effective date of January 1, 2013. Proceeds from the transaction will initially be used to reduce Gastar's outstanding balance under its revolving credit facility.

Guidance for Second Quarter of 2013
We are providing the following guidance for the second quarter of 2013:

Net average production (1)	52 - 55 MMcfe per day
Liquids percentage of production (1) (2)	30% to 34%
Lease operating expenses (1)	$2.0 - $2.4 million
Transportation, treating and gathering (1)	$0.8 - $1.0 million
Cash G&A (3)	$2.2 - $2.5 million
Stock compensation expense	$0.8 - $1.0 million

(1) Assumes East Texas property sale and Oklahoma property acquisition closed early June 2013.
(2) Based on equivalent of 6,000 cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.
(3) Excludes any one-time transaction costs related to the Oklahoma property acquisition.

Liquidity
At March 31, 2013, we had cash and cash equivalents of $7.1 million and a net working capital deficit of approximately $51.4 million. The working capital deficit includes $33.6 million of advances from non-operating partners.
Effective March 31, 2013, the borrowing base under our revolving credit facility was increased from $125.0 million to $160.0 million, and Gastar currently has $45 million of unused borrowing capacity.
Capital expenditures for the remainder of 2013 are expected to be approximately $56.3 million, excluding acquisitions. In addition, 2013 capital expenditures related to drilling on the Mid-Continent assets to be acquired from Chesapeake are expected to be $10.7 million. We plan to fund our 2013 capital program and pending acquisition through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility, the issuance of debt or preferred equity securities, proceeds from the pending divestiture of our East Texas assets and the potential formation of a joint venture in Oklahoma.
Conference Call
Gastar's management team will hold a conference call Friday, May 3, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results. To participate in the call, dial 888-450-9962 and ask for the Gastar conference call. A replay will be available and will be accessible through May 10, 2013. To access the replay, dial 800-804-7944 and follow the instructions.
The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar's web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.
A copy of this press release can be found on Gastar's website at www.gastar.com.

About Gastar
Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. Gastar also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas, but has entered into a definitive agreement to sell its East Texas assets. For more information, visit Gastar's website at www.gastar.com.
Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our purchase of assets from Chesapeake Energy, including the risk of being exposed to unknown contingencies or liabilities that could cause Gastar to not realize the expected benefits of the transaction and the risk that we may be required to fund the transaction by borrowing under our revolving credit facility; risks relating to the divestiture of our East Texas assets, including the risk that the transaction will not be completed or will be completed under different terms; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.
Gastar's capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2013	2012
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$11,233	$6,911
Condensate and oil	6,126	1,883
NGLs	3,542	1,884
Total natural gas, oil and NGLs revenues	20,901	10,678
Unrealized hedge loss	(9,637)	(1,524)
Total revenues	11,264	9,154
EXPENSES:
Production taxes	643	453
Lease operating expenses	1,837	2,416
Transportation, treating and gathering	1,164	1,179
Depreciation, depletion and amortization	5,365	5,653
Accretion of asset retirement obligation	102	94
General and administrative expense	3,002	3,161
Litigation settlement expense	1,000	1,250
Total expenses	13,113	14,206
LOSS FROM OPERATIONS	(1,849)	(5,052)
OTHER INCOME (EXPENSE):
Interest expense	(609)	(27)
Investment income and other	3	2
Foreign transaction (loss) gain	(1)	3
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,456)	(5,074)
Provision for income taxes	—	—
NET LOSS	(2,456)	(5,074)
Dividend on preferred stock attributable to non-controlling interest	(2,130)	(1,236)
NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(4,586)	$(6,310)
NET LOSS PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.07)	$(0.10)
Diluted	$(0.07)	$(0.10)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,864,527	63,336,437
Diluted	63,864,527	63,336,437

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,135	8,901
Accounts receivable, net of allowance for doubtful accounts of $542 and $546, respectively	8,289	9,540
Commodity derivative contracts	1,217	7,799
Prepaid expenses	991	1,097
Total current assets	17,632	27,337

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	74,865	67,892
Proved properties	699,408	671,193
Total natural gas and oil properties	774,273	739,085
Furniture and equipment	1,944	1,925
Total property, plant and equipment	776,217	741,010
Accumulated depreciation, depletion and amortization	(490,124)	(484,759)
Total property, plant and equipment, net	286,093	256,251

OTHER ASSETS:
Commodity derivative contracts	854	1,369
Deferred charges, net	825	836
Advances to operators and other assets	2,153	4,275
Deposit for purchase of natural gas and oil properties	7,425	—
Total other assets	11,257	6,480
TOTAL ASSETS	$314,982	290,068

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,239	$23,863
Revenue payable	7,563	8,801
Accrued interest	172	151
Accrued drilling and operating costs	2,888	3,907
Advances from non-operators	33,630	17,540
Commodity derivative contracts	3,491	1,399
Accrued litigation settlement liability	1,000	—
Asset retirement obligation	358	358
Other accrued liabilities	1,707	1,493
Total current liabilities	69,048	57,512

LONG-TERM LIABILITIES:
Long-term debt	115,000	98,000
Commodity derivative contracts	1,725	1,304
Asset retirement obligation	6,445	6,605
Other accrued liabilities	228	111
Total long-term liabilities	123,398	106,020

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 68,375,282 and 66,432,609 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	316,346	316,346
Additional paid-in capital	28,925	28,336
Accumulated deficit	(299,373)	(294,787)
Total shareholders' equity	45,898	49,895
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $98,781 at March 31, 2013 and December 31, 2012, respectively	76,638	76,641
Total equity	122,536	126,536
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$314,982	$290,068

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2013	2012
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,456)	$(5,074)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,365	5,653
Stock-based compensation	823	892
Unrealized hedge loss	9,637	1,524
Realized gain on derivative contracts	—	(220)
Amortization of deferred financing costs	78	42
Accretion of asset retirement obligation	102	94
Changes in operating assets and liabilities:
Accounts receivable	295	5,429
Prepaid expenses	82	26
Accounts payable and accrued liabilities	(2,997)	(4,633)
Net cash provided by operating activities	10,929	3,733
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(33,829)	(35,494)
Deposit for purchase of natural gas and oil properties	(7,425)	—
Advances to operators	(2,713)	(1,911)
Proceeds (use of proceeds) from non-operators	16,090	(1,245)
Purchase of furniture and equipment	(19)	(120)
Net cash used in investing activities	(27,896)	(38,770)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	19,000	24,000
Repayment of revolving credit facility	(2,000)	(19,000)
Proceeds from issuance of preferred stock, net of issuance costs	—	30,769
Dividend on preferred stock attributable to non-controlling interest	(1,420)	(1,236)
Deferred financing charges	(143)	(267)
Other	(236)	(230)
Net cash provided by financing activities	15,201	34,036
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,766)	(1,001)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,901	10,647
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,135	$9,646

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures. We believe these non-GAAP financial measures to be important measures for evaluating the relative significance of our financial information used by equity analysts and investors.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended March 31,
	2013	2012
	(in thousands, except share and per share data)

NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$(4,586)	$(6,310)
SPECIAL ITEMS:
Unrealized hedge loss	9,637	1,524
Litigation settlement expense	1,000	1,250
Foreign transaction loss (gain)	1	(3)

ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$6,052	$(3,539)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.09	$(0.06)
Diluted	$0.09	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,864,527	63,336,437
Diluted	63,864,527	63,336,437

Reconciliation of Cash Flows before Working Capital Changes and as Adjusted for Special Items to Net Income:

	For the Three Months Ended March 31,
	2013	2012
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,456)	$(5,074)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,365	5,653
Stock-based compensation	823	892
Unrealized hedge loss	9,637	1,524
Realized gain on derivative contracts	—	(220)
Amortization of deferred financing costs and debt discount	78	42
Accretion of asset retirement obligation	102	94
Cash flows from operations before working capital changes	13,549	2,911
Litigation settlement expense	1,000	1,250
Foreign transaction loss (gain)	1	(3)
Dividend on preferred stock attributable to non-controlling interest	(1,420)	(1,236)
Adjusted cash flows from operations	$13,130	$2,922

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